Exhibit 15.2

中国上海市北京西路968号嘉地中心27层 邮编：200041

27/F, Garden Square, 968 West Beijing Road, Shanghai 200041, China

电话/Tel: +86 21 52341668 传真/Fax: +86 21 52341670

网址/Website:http://www.grandall.com.cn

March 29, 2021

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District

Shanghai 201203

People’s Republic of China

Dear Sir or Madam,

Re: The Annual Report of The9 Limited

We hereby consent to the use of our name under the sections entitled “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Government Regulations” and “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” included in the Annual Report on Form 20-F for the year ended December 31, 2020 (“the Annual Report”), which will be filed by The9 Limited on March 29, 2021 with the Securities and Exchange Commission, and further consent to the filing of this consent as an exhibit to the Annual Report. In addition, we further consent to the incorporation by reference of our opinions under these sections into the Registration Statements on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693, No. 333-217190 and No. 231105) of The9 Limited.

In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Grandall Law Firm (Shanghai)

Grandall Law Firm (Shanghai)